Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports Fourth Quarter and Full Year 2022 Results

•	Achieved 2022 Adjusted EBITDA of $72.4 million which exceeded analysts' consensus
•	Reiterates Full Year 2023 Adjusted EBITDA target of $100 million to $120 million
•	Annual Bookings increased to $908 million; highest since 2017
•	Year-end backlog of $704 million, a 19% increase over 2021
•	Pipeline expands to $8 billion of identified opportunities
•	Generated $37 million in cash flow before financing activities in the fourth quarter 2022

Q4 2022 Highlights and Outlook:

–	Revenues of $250 million, a 30% improvement compared to the fourth quarter of 2021
–	Net income of $5.7 million, compared to $30.2 million in the fourth quarter of 2021, primarily related to non-cash items including a $15.2 million tax benefit and $7.8 million positive mark-to-market adjustment compared to 2021
–	Earnings per share of $0.02 compared to $0.30 in the fourth quarter of 2021
–	Consolidated adjusted EBITDA of $26.7 million, compared to $27.9 million in the fourth quarter of 2021
–	Bookings in fourth quarter were $197.0 million, in line with strong bookings in the fourth quarter 2021

Full Year 2022 Highlights:

–	Revenues of $889.8 million, a 23% improvement compared to 2021
–	Net loss of $26.6 million, compared to net income of $31.5 million in 2021, including non-cash items of $31.1 million primarily related to provisions for income tax, mark-to-market and pension benefits
–	Loss per share of $(0.43) compared to earnings per share of $0.26 in 2021
–	Consolidated adjusted EBITDA of $72.4 million, compared to $70.6 million in 2021
–	Bookings of $908 million, an increase of 17% compared to full year 2021 bookings
–	Ending backlog of $704 million, a 19% increase compared to the end of 2021

(AKRON, Ohio – March 15, 2023) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the fourth quarter and full year 2022.

"We delivered seasonally strong fourth quarter results, which improved significantly on a sequential basis, and enabled us to meet our revised adjusted EBITDA target for the full year 2022,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “While industry challenges and the negative impacts of the global supply chain pressures remain, we are seeing strong customer demand across all our business segments coupled with significant backlog and bookings momentum which reinforce our conviction for an improved full-year performance and continued growth in 2023. Supported by a growing pipeline of quality projects within our backlog, B&W is well positioned to capitalize on the rising demand for thermal base load generation and clean energy technology solutions. The applications and opportunities for our new technologies are expanding as we continue our commercialization activities."

“More specifically, we are continuing to diversify our environmental and renewable businesses, leveraging our ClimateBrightTM decarbonization platform and the supportive industry legislation, and we look forward to providing our partners with the technologies necessary to enable a more sustainable future,” Young added. “With our recent new-build award wins and notable project developments, we’re strategically positioning the Company to deploy these technologies at scale and further develop our suite of carbon-capture technologies.”

"Looking forward, our commitment to driving profitable growth and enhancing shareholder value through our strategic objectives remains consistent,” Young stated. “Given our current visibility for new booking opportunities, we reiterate our full-year 2023 adjusted EBITDA target of $100 million to $120 million. We remain excited about the growth prospects stemming from our robust pipeline of more than $8 billion of identified project and upgrade opportunities and continue to focus on becoming a leader in the global clean energy transition."

Q4 2022 Financial Summary

Consolidated revenues in the fourth quarter of 2022 were $249.9 million, a 30% improvement compared to the fourth quarter of 2021, primarily attributable to higher overall volumes and previously completed acquisitions, while partially offset by a lower level of construction activity in our Thermal segment. The continued inflationary pressures as well as the negative impacts on the global economy as a result of the ongoing Russia-Ukraine military conflict and other supply chain pressures continue to adversely impact each of our segments, causing shortages of supplies and materials and affecting the timing of revenue on several projects. We have taken steps to mitigate some of this impact by qualifying new alternative suppliers to expand our sourcing base. Net income in the fourth quarter of 2022 was $5.7 million, a decrease of $24.5 million compared to $30.2 million in the fourth quarter of 2021, primarily related to non-cash items including a $15.2 million tax benefit and $7.8 million positive mark-to-market adjustment in 2021. Loss per share in the fourth quarter of 2022 was $0.02 compared to $0.30 in the fourth quarter of 2021. Operating income in the fourth quarter of 2022 was $9.3 million compared to $9.7 million in the fourth quarter of 2021 and Adjusted EBITDA was $26.7 million compared to $27.8 million in the fourth quarter of 2021. Bookings in the fourth quarter of 2022 were $197.0 million, in line with strong bookings in the fourth quarter 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $105.7 million for the fourth quarter of 2022, an increase of 105% compared to $51.6 million in the fourth quarter of 2021. The increase in revenue is primarily due to higher volumes of new-build projects and revenues from acquisitions which closed in the second half of 2021. Adjusted EBITDA in the fourth quarter was $11.2 million compared to $8.2 million in the fourth quarter of 2021, due to volume above offset partially by large project improvements increasing in 2021 as well as a negative impact to 2022 primarily from a higher percentage of allocated expenses based upon this segment's revenue growth. Various challenges associated with the negative impact of global supply chain and geopolitical issues also resulted in certain projects being delayed into future quarters. These delays resulted not only in revenue being less than anticipated but negatively affected gross margin and adjusted EBITDA as a result of higher costs which were partially offset, where possible, by various recoveries from customers.

Babcock & Wilcox Environmental segment revenues were $43.2 million in the fourth quarter of 2022, an increase of 20% compared to $36.1 million in the fourth quarter of 2021. The increase is primarily driven by higher overall volume in our new-build product lines. Adjusted EBITDA was $4.7 million, compared to $4.5 million in the same period last year, primarily driven by the completion of higher margin projects in the 2021 period along with higher levels of shared overhead and SG&A allocated to the segment being partially offset by higher revenue volume, as described above. Revenue and adjusted EBITDA were lower than anticipated in the segment due to the negative impact of global supply chain challenges and geopolitical issues. These various challenges resulted in certain projects being delayed into future quarters and higher costs all of which could not be recovered from our customers.

Babcock & Wilcox Thermal segment revenues were $105.2 million in the fourth quarter of 2022, an increase of 0.3% compared to $104.9 million in the fourth quarter of 2021. The revenue increase is attributable to two acquisitions closed in February 2022. Adjusted EBITDA in the fourth quarter of 2022 was $15.0 million, (10.1)% lower when compared to $16.7 million in the fourth quarter of 2021, primarily attributable to the same two acquisitions that closed in February 2022. Revenue and adjusted EBITDA were lower than anticipated in the segment due to the negative impact of global supply chain challenges and geopolitical issues. These various challenges resulted in certain projects being delayed into future quarters and the delay of this segment to deliver parts and services in certain of its international markets as anticipated.

Full Year 2022 Financial Summary

Consolidated revenues in 2022 were $889.8 million, a 23% improvement compared to 2021. The improvement was primarily due to a higher level of activity in our Renewable and Environmental segments, expanded geographic presence and improved strategies to mitigate the continued impact of COVID-19, as well as the acquisitions closed in the second half of 2021. Net loss in 2022 was $(26.6) million compared to a net income of $31.5 million in 2021, primarily related to non-cash items which account for $31.1 million of the change from 2021. GAAP operating loss in 2022 was $(4.2) million, compared to an operating income of $20.8 million in 2021. The Company achieved its 2022 adjusted EBITDA target of more than $70.0 million, with adjusted EBITDA of $72.4 million compared to $70.6 million in 2021. Total bookings in 2022 were $908.0 million, a 17% increase compared to full year 2021 bookings, and backlog at December 31, 2022 was $704.0 million, a 10.2% increase compared to December 31, 2021.

Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $330.6 million in 2022, compared to $156.8 million in 2021, primarily driven by the acquisitions closed in the second half of 2021 and higher volumes of new-build projects. Adjusted EBITDA was $26.1 million compared to $23.2 million in 2021, including a non-recurring project settlement of $6.5 million in 2021 as well as a higher percentage of allocated expenses based upon this segment's revenue growth. In addition, as a result of purchasing the remaining non-controlling interest in our solar business at a discount, we also impaired our existing goodwill value.

Babcock & Wilcox Environmental segment revenues were $154.4 million in 2022, an increase of 15.4% compared to $133.8 million in 2021. The increase was primarily driven by higher volume of new-build projects. Adjusted EBITDA was $9.8 million, compared to $11.8 million in 2021, primarily driven by higher volume, as described above, offset by a larger percentage of SG&A expense allocated to the segment.

Babcock & Wilcox Thermal segment revenues were $415.1 million in 2022, a decrease of 4.2% compared to $433.3 million in the prior-year, largely attributable to lower construction project activity, primarily due to one large project that was executed in the prior period, partially offset by the acquisitions closed in the first half of 2022. Adjusted EBITDA in 2022 was $56.3 million, an increase of 14.5% compared to $49.1 million in the prior-year, primarily due to the higher margin revenue as a result of the acquisitions offset by the reduction in lower volume of construction projects and lower allocations.

Liquidity and Balance Sheet

At December 31, 2022, the Company had total debt of $353.0 million and a combined cash, cash equivalents and restricted cash balance of $113.5 million. In the fourth quarter 2022, the Company repaid $16.9 million of loans payable resulting in a use of $11.2 million of net cash from financing activities.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including rising inflation, higher interest rates, foreign exchange rate fluctuations and the impact of the ongoing conflict in Ukraine and the COVID-19 pandemic, all of which impacted the Company during 2022. The COVID-19 pandemic has continued to create challenges for us in countries that have significant outbreak mitigation strategies, namely, countries in our Asia-Pacific region, which led to temporary project postponements and has continued to impact results in this region. Additionally, we experienced negative impacts to our global supply chains as a result of COVID-19, the war in Ukraine, Russia-related supply chain shortages and other factors, including disruptions to the manufacturing, supply, distribution, transportation and delivery of our products. We have also observed significant delays and disruptions of our service providers and negative impacts to pricing of certain of our products. These delays and disruptions have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We are continuing to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact to our operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Wednesday, March 15, 2023 at 8 a.m. EST to discuss the Company’s fourth quarter and full year 2022 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 698472. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

This release presents adjusted EBITDA for each business segment, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of the ongoing conflict in Ukraine; our ability to integrate acquired businesses and the impact of those acquired businesses on our cash flows, results of operations and financial condition, including our recent acquisitions of Babcock & Wilcox Solar Energy, Inc. ("Babcock & Wilcox Solar"), formerly known as Fosler Construction Company Inc. and/or Fosler, Babcock & Wilcox Renewable Service A/S, formerly known as VODA A/S ("VODA"), Fossil Power Systems, Inc. ("FPS"), Optimus Industries, LLC ("Optimus") and certain assets of Hamon Holdings Corporation ("Hamon"); our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable, B&W Environmental and B&W Thermal segments; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental, B&W Renewable and B&W Thermal segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the impact of COVD-10 or other similar global health crises; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended December 31, 2022.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Operations(1)

(In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Revenues	$249.9	$192.3	$889.8	$723.4
Costs and expenses:
Cost of operations	191.7	139.0	704.2	543.8
Selling, general and administrative expenses	51.2	42.5	178.5	154.9
Goodwill impairment	—	—	7.2	—
Advisory fees and settlement costs	(1.7)	3.4	8.5	13.1
Restructuring activities	0.2	(3.1)	0.6	4.9
Research and development costs (benefit)	1.0	0.6	3.8	1.6
Gain on asset disposals, net	(1.7)	0.1	(8.8)	(15.7)
Total costs and expenses	240.6	182.6	894.0	702.5
Operating income (loss)	9.3	9.7	(4.2)	20.8
Other expense:
Interest expense	(11.7)	(8.8)	(45.0)	(39.4)
Interest income	0.3	0.1	0.6	0.5
Gain on debt extinguishment	—	—	—	6.5
Gain (loss) on sale of business	—	0.5	—	(1.8)
Benefit plans, net	15.2	23.3	37.5	48.1
Foreign exchange	2.6	(3.2)	(0.6)	(4.3)
Other income (expense) – net	(3.8)	(0.3)	(3.9)	(1.3)
Total other expense	2.7	11.5	(11.3)	8.5
(Loss) income before income tax expense	11.9	21.3	(15.5)	29.3
Income tax expense	6.3	(8.9)	11.1	(2.2)
Net income (loss)	5.7	30.2	(26.6)	31.5
Net loss (income) attributable to non-controlling interest	0.1	(0.6)	3.7	(0.6)
Net income (loss) attributable to stockholders	5.7	29.6	(22.9)	30.9
Less: Dividend on Series A preferred stock	3.7	3.7	14.9	9.1
Net income (loss) attributable to stockholders of common stock	$2.0	$25.9	$(37.7)	$21.8

Basic earnings (loss) per share	$0.02	$0.30	$0.43	$0.26
Diluted earnings (loss) per share	$0.02	$0.30	$(0.43)	$0.26

Shares used in the computation of earnings (loss) per share:
Basic	88.7	86.3	88.3	82.4
Diluted	88.9	87.1	88.3	83.6

(1)  Figures may not be clerically accurate due to rounding

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$76.7	$224.9
Current restricted cash and cash equivalents	15.3	1.8
Accounts receivable – trade, net	162.5	132.1
Accounts receivable – other	38.5	34.6
Contracts in progress	134.9	80.2
Inventories, net	102.6	79.5
Other current assets	27.0	29.4
Total current assets	557.6	582.4
Net property, plant and equipment, and finance lease	86.4	85.6
Goodwill	157.0	116.5
Intangible assets, net	60.3	43.8
Right-of-use assets	29.4	30.2
Long-term restricted cash	21.4	—
Other assets	30.6	54.8
Total assets	$942.7	$913.3

Accounts payable	$139.2	$85.9
Accrued employee benefits	12.5	13.0
Advance billings on contracts	133.4	68.4
Accrued warranty expense	9.6	12.9
Financing lease liabilities	1.2	2.4
Operating lease liabilities	3.6	4.0
Other accrued liabilities	68.2	54.4
Loans payable	4.3	12.4
Total current liabilities	372.0	253.4
Senior notes	335.5	326.4
Long term loans payable	13.2	1.5
Pension and other postretirement benefit liabilities	136.2	182.7
Non-current finance lease liabilities	27.5	29.4
Non-current operating lease liabilities	26.6	26.7
Deferred tax liabilities	10.1	1.4
Other non-current liabilities	33.5	33.2
Total liabilities	944.7	854.6
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 at both December 31, 2022 and December 30, 2022, respectively	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 88,700 and 86,286 at December 31, 2022 and December 31, 2021, respectively	5.1	5.1
Capital in excess of par value	1,537.6	1,518.9
Treasury stock at cost, 1,868 and 1,525 shares at December 31, 2022 and December 31, 2021, respectively	(113.8)	(110.9)
Accumulated deficit	(1,358.9)	(1,321.2)
Accumulated other comprehensive loss	(72.8)	(58.8)
Stockholders' (deficit) equity attributable to shareholders	(2.6)	33.1
Non-controlling interest	0.5	25.5
Total stockholders' (deficit) equity	(2.1)	58.6
Total stockholders' equity	$942.7	$913.3

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Twelve months ended December 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(26.6)	$31.5
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	24.0	18.3
Goodwill impairment	7.2	—
Change in fair value of contingent consideration	(9.6)	—
Amortization of deferred financing costs and debt discount	5.2	7.9
Amortization of guaranty fee	0.9	1.8
Non-cash operating lease expense	7.3	4.2
Loss on sale of business	—	1.8
Gain on debt extinguishment	—	(6.5)
Gain on asset disposals	(8.8)	(15.7)
(Benefit from) provision for deferred income taxes	5.9	(7.7)
Prior service cost amortization for pension and postretirement plans	(6.8)	(15.5)
Stock-based compensation, net of associated income taxes	10.0	7.8
Foreign exchange	0.6	4.3
Changes in assets and liabilities:
Accounts receivable	(28.2)	0.2
Contracts in progress	(54.1)	(20.1)
Advance billings on contracts	62.3	1.6
Inventories	(19.0)	(3.0)
Income taxes	(0.2)	(2.1)
Accounts payable	52.7	7.1
Accrued and other current liabilities	(18.9)	(47.8)
Accrued contract loss	6.4	(0.2)
Pension liabilities, accrued postretirement benefits and employee benefits	(36.5)	(60.8)
Other, net	(4.2)	(18.2)
Net cash used in operating activities	(30.6)	(111.2)
Cash flows from investing activities:
Purchase of property, plant and equipment	(13.2)	(6.7)
Acquisition of business, net of cash acquired	(64.9)	(55.3)
Proceeds from sale of business and assets, net	5.5	25.4
Purchases of available-for-sale securities	(6.4)	(12.6)
Sales and maturities of available-for-sale securities	9.8	15.7
Other, net	0.5	—
Net cash used in investing activities	(68.7)	(33.5)

(In millions)	Year ended December 31,
	2022	2021
Cash flows from financing activities:
Issuance of senior notes	6.8	303.3
Borrowings on loan payable	7.2	7.1
Repayments on loan payable	(16.9)	(0.8)
Proceeds from sale lease-back financing transactions	13.3	—
Finance lease payments	(2.4)	(2.4)
Repayments under last out term loans	0	(75.4)
Borrowings under U.S. revolving credit facility	—	14.5
Repayments of U.S. revolving credit facility	—	(178.8)
Issuance of preferred stock, net	—	113.3
Payment of preferred stock dividends	(14.9)	(9.1)
Shares of common stock returned to treasury stock	(2.8)	(4.9)
Issuance of common stock, net	—	160.8
Debt issuance costs	(1.4)	(24.6)
Other, net	—	(0.2)
Net cash (used in) provided by financing activities	(11.2)	302.8
Effects of exchange rate changes on cash	(2.7)	1.2
Net (decrease) increase in cash, cash equivalents and restricted cash	(113.3)	159.3
Cash, cash equivalents and restricted cash at beginning of period	226.7	67.4
Cash, cash equivalents and restricted cash at end of period	$113.5	$226.7

(1)  Figures may not be clerically accurate due to rounding.

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Segment Information(1)

(In millions)

SEGMENT RESULTS	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
REVENUES:
Babcock & Wilcox Renewable	$105.7	$51.6	$330.6	$156.8
Babcock & Wilcox Environmental	43.2	36.1	154.4	133.8
Babcock & Wilcox Thermal	105.2	104.9	415.1	433.3
Other	(4.2)	(0.3)	(10.3)	(0.6)
	$249.9	$192.3	$889.8	$723.4

ADJUSTED EBITDA:
Babcock & Wilcox Renewable (5)	$11.2	$8.2	$26.1	$23.2
Babcock & Wilcox Environmental	4.7	4.5	9.8	11.8
Babcock & Wilcox Thermal	15.0	16.7	56.3	49.1
Corporate	(3.5)	(0.9)	(16.5)	(12.5)
Research and development costs	(0.8)	(0.5)	(3.3)	(1.1)
	$26.5	$27.9	$72.4	$70.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (2)	$0.9	$2.1	$5.8	$2.7
Babcock & Wilcox Environmental	0.7	0.7	4.5	3.0
Babcock & Wilcox Thermal (3)	1.8	0.6	2.7	2.9
	$3.4	$3.3	$13.0	$8.6

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$1.7	$0.8	$6.8	$3.0
Babcock & Wilcox Environmental	0.2	0.4	3.4	1.6
Babcock & Wilcox Thermal	2.0	1.2	0.7	5.1
	$3.9	$2.4	$10.9	$9.7

	As of December 31,
	2022	2021
BACKLOG:
Babcock & Wilcox Renewable (4)	$265	$394
Babcock & Wilcox Environmental	284	123
Babcock & Wilcox Thermal	148	126
Other/Eliminations	7	(4)
	$704	$639

(1)   Figures may not be clerically accurate due to rounding.

(2)   Amortization expense in the Babcock & Wilcox Renewable segment includes $0.3 million and $1.0 million in finance lease amortization for the three and twelve months ended December 31, 2022, respectively. Amortization expense in the Babcock & Wilcox Renewable segment includes $0.0 million and $0.6 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively.

(3)   Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $1.3 million in finance lease amortization for the three and twelve months ended December 31, 2022, respectively. Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $2.9 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively.

(4)   Babcock & Wilcox Renewable backlog at December 31, 2022, includes $55.6 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10 to 20 years and include options to extend.

(5)   Adjusted EBITDA for the twelve months ended December 31, 2022 includes a $6.2 million non-recurring gain on sale related to development rights of a future solar project that was sold as well as the reduction to Selling, General and Administrative Costs of $9.6 million for the twelve months ended December 31, 2022 that resulted from the reversal of the contingent consideration related to an acquisition.

Exhibit 5

Babcock & Wilcox Enterprises, Inc.

Reconciliation of Adjusted EBITDA(3)

(In millions)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
(Loss) income from continuing operations	$5.7	$30.2	$(26.6)	$31.5
Interest expense, net	13.6	9.6	50.8	41.4
Income tax expense (benefit)	6.3	(8.9)	11.1	(2.2)
Depreciation & amortization	7.2	5.7	24.0	18.3
EBITDA	32.8	36.5	59.2	89.0

Benefit plans, net	(15.2)	(23.3)	(37.5)	(48.1)
(Gain) loss on sales, net	(2.4)	(0.4)	(2.6)	(14.0)
Stock compensation	3.4	2.4	8.7	10.5
Restructuring activities and business services transition costs	2.3	2.8	8.5	10.7
Advisory fees for settlement costs and liquidity planning	(0.4)	0.5	1.5	5.5
Settlement and related legal costs	3.5	2.8	10.7	4.9
Gain on debt extinguishment	—	—	—	(6.5)
Acquisition pursuit and related costs	0.7	0.8	5.5	4.8
Product development (1)	1.5	2.0	4.1	4.7
Foreign exchange	(2.6)	3.2	0.6	4.3
Financial advisory services	0.3	0.2	1.4	2.7
Contract step-up purchase price adjustment	—	—	1.7	—
Goodwill impairment	—	—	7.2	—
Loss from business held for sale	—	—	—	0.5
Contract disposal	3.0	—	3.0	—
Other - net	(0.1)	0.4	0.3	1.6
Adjusted EBITDA(2)	$26.7	$27.9	$72.4	$70.6

(1)   Costs associated with development of commercially viable products that are ready to go to market.

(2)   Adjusted EBITDA for the twelve months ended December 31, 2022 includes a $6.2 million non-recurring gain on sale related to development rights of a future solar project that was sold as well as the reduction to Selling, General and Administrative Costs of $9.6 million for the twelve months ended December 31, 2022 that resulted from the reversal of the contingent consideration related to an acquisition.

(3)   Figures may not be clerically accurate due to rounding.